FORMULAE FOR DETERMINING CUMULATIVE AND ANNUALIZED
                     RATES OF RETURN FOR THE INCOME MANAGER

                    CRR  =    [ (UVt)       -1]   x 100
                              [ (UVt-B)    ]


                    ARR  =    [ (UVt)1/B    - 1]  x 100
                              [ (UVt-B)    ]


where:    B         is the total time of the investment, in years or fraction
threof.

          UVt       is the seprate account unit value at the end of the period.

          UVt-B is the separate account unit value at time B years prior to the end of the period.

          CRR       is the cumulative rate of return over the period of B years.

          ARR       is the annualized rate of return over the period of B years.